Exhibit 77(c)

                              SHAREHOLDER MEETING

A special meeting of shareholders of the Pilgrim Funds (listed below) was held in Phoenix, Arizona on August 18,2000. A brief description of each matter voted upon as well as the results are outlined below:

                                                                                Shares
                                                                  Shares     voted against    Shares      Broker
                                                                 voted for    or withheld    abstained   non-vote     Total
                                                                 ---------    -----------    ---------   --------     -----
1.   To approve new Investment  Management Agreements between the Funds and Pilgrim Investments,  Inc.  ("Pilgrim"),  to
     reflect the  acquisition  of Pilgrim by ING Groep N.V.  ("ING"),  with no change in the  advisory  fees  payable to
     Pilgrim;

     Pilgrim Balanced Fund                                        5,852,446      244,621         --         --       6,097,067
     Pilgrim Bank and Thrift Fund                                17,395,838      722,384         --         --      18,118,222
     Pilgrim Convertible Fund                                    14,114,046      320,397         --         --      14,434,443
     Pilgrim Government Securities Income Fund                    7,930,229      550,166         --         --       8,480,395
     Pilgrim High Yield Fund                                     48,691,093    1,967,797         --         --      50,658,890
     Pilgrim High Yield Fund II                                  15,876,094      456,032         --         --      16,332,126
     Pilgrim LargeCap Growth Fund                                13,427,843      254,416         --         --      13,682,259
     Pilgrim LargeCap Leaders Fund                                1,934,352       45,755         --         --       1,980,107
     Pilgrim MagnaCap Fund                                       16,148,978      792,273         --         --      16,941,251
     Pilgrim MidCap Growth Fund                                  16,788,788      344,196         --         --      17,132,984
     Pilgrim MidCap Value Fund                                    1,626,116       37,455         --         --       1,663,571
     Pilgrim Money Market Fund                                   58,049,711      255,420         --         --      58,305,131
     Pilgrim SmallCap Growth Fund                                23,486,117      435,892         --         --      23,922,009
     Pilgrim Strategic Income Fund                                  701,286       16,777         --         --         718,063

2.   For  shareholders  of Pilgrim  Convertible  Fund and Pilgrim  LargeCap  Growth  Fund to approve a new  Sub-Advisory
     Agreement between Pilgrim and Nicholas-Applegate  Capital Management ("NACM") to reflect the acquisition of Pilgrim by ING, with no change in the sub-advisory fees payable to NACM

     Pilgrim Convertible Fund                                    14,115,264      319,179         --         --      14,434,443
     Pilgrim LargeCap Growth Fund                                13,429,517      252,742         --         --      13,682,259